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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                                  FORM 8-K/A

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (date of earliest event reported):  JANUARY 23, 1998



                           Gothic Energy Corporation
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            (Exact name of Registrant as specified in its Charter)



OKLAHOMA                             0-19753                          22-2663839
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(State of incorporation         (Commission File Number)          (IRS Employer
or organization)                                                        ID No.)


         5727 SOUTH LEWIS AVENUE - SUITE 700 - TULSA, OKLAHOMA  74105
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                   (Address of principal executive offices)



                                (918) 749-5666
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              (Registrant's telephone number, including area code)



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         (Former name or former address, if changed since last report)
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On January 23, 1998, Gothic Energy Corporation (the "Company") purchased, pursuant to an agreement dated November 25, 1997 with Amoco Production Company, a subsidiary of Amoco Corporation (the "Amoco Acquisition"), natural gas producing properties located in the Anadarko and Arkoma Basins of Oklahoma. The consideration paid consisted of $237.5 million in cash, subject to closing adjustments, a five-year warrant to purchase 1.5 million shares of Common Stock exercisable at $3.00 per share, and certain producing properties owned by the Company having a value of less than $1.0 million. The purchase had an effective date of December 1, 1997. The Company acquired interests in 705 gross wells and assumed operations of 296 of the properties. The Amoco Acquisition adds approximately 229.0 Bcfe of proved reserves with a PV-10 of approximately $233.3 million to the Company's proved reserves as of November 30, 1997. Of the proved reserves acquired, 96% are natural gas and 72% are producing with net daily production of approximately 63 Mmcfe.

     Approximately $216.4 million of the consideration for the Amoco Acquisition was financed with borrowings under the Second Restated Loan Agreement. See Item
                                                                            ----
5.  Other Events.  The balance of the consideration was paid out of the proceeds
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from the issuance by the Company of shares of Senior Redeemable Preferred Stock,
Series A (the "Senior Preferred Stock") and common stock purchase warrants and from the Company's working capital.


ITEM 5.  OTHER EVENTS

     Credit Facility.  On January 23, 1998, the Company entered into a Second
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Restated Loan Agreement (herein referred to as the "Credit Facility") with Bank
One, Texas, N.A. ("Bank One"), as principal and as agent for a syndicate of lenders, which agreement replaced the Company's credit facility entered into in January 1996. The Credit Facility consists of a revolving loan with a lending commitment of $160.0 million, subject to a monthly commitment reduction of $2.0 million commencing February 1, 1998 (the "Revolving Loan"), and a bridge loan (the "Bridge Loan") with a lending commitment of $60.0 million. The initial borrowing base under the Revolving Loan is $160.0 million. Proceeds under the Revolving Loan are available to be used to finance a portion of the purchase price for the Amoco Acquisition as well as the acquisition and development of natural gas and oil properties, letters of credit and general corporate purposes. The Revolving Loan matures on December 31, 2000. Borrowings under the

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Bridge Loan are available to finance a portion of the purchase price for the
Amoco Acquisition. The Bridge Loan is due and payable on June 30, 1998 and is subject to prepayment out of the Company's excess cash flow, as defined.

     Interest on borrowings under the Credit Facility is payable monthly calculated at the Bank One Base Rate, as determined from time to time by Bank One, provided, however, so long as the Bridge Loan is outstanding interest on the Revolving Loan is at the Base Rate plus 0.5% and interest on the Bridge Loan is at the Base Rate plus 1.0% through March 31, 1998 and at the Base Rate plus 2.0% thereafter. The Company may elect to calculate interest under a London Interbank Offered Rate ("LIBOR") plus 1.5%, if less than 50% of the borrowing base is utilized, up to plus 2% if more than 75% of the borrowing base is utilized, provided, however, so long as the Bridge Loan is outstanding the LIBOR rate is plus 3.0%. The interest rate under the Credit Facility is subject to a 1.0% increase in the event the Company fails to fulfill timely certain agreements relating to obtaining additional capital. The Company is required to pay a fee on the unused portion of the lending commitment equal to 1/2 of 1% per annum.

     Under the Credit Facility, the lenders hold liens on substantially all of the Company's oil and natural gas properties, whether currently owned or hereafter acquired, including the properties acquired in the Amoco Acquisition. The Credit Facility requires, among other things, semi-annual engineering reports covering oil and natural gas reserves on the basis of which semi-annual and other redeterminations of the borrowing base and monthly commitment reduction will be made. The Credit Facility also includes various affirmative and negative covenants, including, among others, (i) prohibitions against additional indebtedness unless approved by the lenders, subject to certain exceptions, (ii) prohibitions against the creation of liens on the assets of the Company, subject to certain exceptions, (iii) prohibitions against cash dividends, (iv) maintaining certain hedging positions and interest rate protection agreements satisfactory to Bank One, (v) prohibitions on asset sales, subject to certain exceptions, (vi) restrictions on mergers or consolidations,
(vii) a requirement to maintain a ratio of current assets to current liabilities of 1.0 to 1.0, (viii) a requirement to maintain on a quarterly basis a minimum tangible net worth of at least (a) $45 million as of January 23, 1998, and (b) $75 million as of March 31, 1998, plus 50% of net income, if positive, before extraordinary gains but after extraordinary losses, for the period commencing April 1, 1998, plus 100% of the net proceeds from the issuance of common or preferred stock, (ix) a minimum interest coverage ratio of not less than 1.5 to
1.0 as of the end of each quarter for the preceding four quarters beginning with the quarter ended September 30, 1997 and increasing to 2.0 to 1.0 as of the end of each quarter for the preceding four quarters beginning with the quarter ended September 30, 1998, (x)

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issuance of common stock with proceeds of $65.0 million by March 31, 1998, and
(xi) the escrow of interest payments due on the Company's outstanding 12 1/4% Senior Notes due 2004. Events of default include the non-payment of principal, interest or fees, a default under other outstanding indebtedness of the Company, a breach of the Company's representations and warranties contained in the loan agreement, material judgments, bankruptcy or insolvency, a default under certain covenants not cured within a grace period, and a change in the management or control of the Company.

     The amount of borrowings available to the Company under the Credit Facility depend upon the redetermination of the Company's borrowing base by the Bank, subject to the limits imposed by the lending commitment. The borrowing base is subject to periodic redetermination, at the discretion of the Bank, based on a review of Company reserve and other information with the initial scheduled review to occur on April 1, 1998. A reduction in the borrowing base could require the Company to repay outstanding indebtedness under the Revolving Loan in excess of the redetermined borrowing base, and would limit available borrowings thereunder.

     Senior Preferred Stock and Warrants.  On January 23, 1998, the Company
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issued an aggregate of 37,000 shares of Senior Preferred Stock with each share having a liquidation preference of $1,000. The Company has the right to redeem the Senior Preferred Stock at any time upon payment in cash of 101% of the liquidation preference, inclusive of accrued but unpaid dividends, and the shares are mandatorily redeemable on December 31, 2004. The shares of Senior Preferred Stock are entitled to receive cumulative dividends payable in additional shares of Senior Preferred Stock at a rate per annum initially of 14% of the liquidation preference of the Senior Preferred Stock increasing on April 1, 1998 and each 90-day period thereafter that the Senior Preferred Stock remains outstanding by 1%, but not to exceed a maximum dividend per annum of 20%, excluding any other adjustments to the dividend rate. The Senior Preferred Stock ranks senior to all classes of the Company's Common Stock and preferred stock outstanding or hereafter issued. The holders of the shares of Senior Preferred Stock have no voting rights except (i) as required by Oklahoma law, or
(ii) in the event the shares of Senior Preferred Stock are then outstanding and so long as such shares remain outstanding, commencing on September 30, 1998 the holders are entitled to elect two members of the Company's Board of Directors, on December 31, 1998 the holders are entitled to elect three members of the Company's Board of Directors, and on March 31, 1999 the holders are entitled to elect four members of the Company's Board of Directors. Such directors, if elected, will serve until the shares are redeemed. The dividend rate on the Senior Preferred Stock is subject to increase under certain circumstances in the event the Company fails to comply with certain covenants

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relating to the registration under the Securities Act of 1933, as amended, of shares of Senior Preferred Stock to be offered in exchange for the outstanding shares of Senior Preferred Stock, a change in control of the Company, or the failure of the Company to redeem the shares from the proceeds of certain offerings of its securities. The issuance of the shares provided a portion of the cash paid as consideration in the Amoco Acquisition and were applied to payment of a fee in connection with an amendment obtained from the holders of certain terms of the Company's outstanding 12 1/4% Senior Notes due 2004 thereby permitting the Amoco Acquisition.

     Concurrently with the sale of the Senior Preferred Stock, the Company issued five-year warrants to purchase an aggregate of 1,175,778 shares of Common Stock exercisable at the lesser of $2.75 per share or the average of the daily closing bid prices commencing five days and ending one day before the date of exercise. The exercise price and number of shares issuable is subject to adjustment under certain circumstances and the holders have certain rights to have the shares issuable on exercise of the warrants registered under the Securities Act or included in a registration statement filed by the Company under the Securities Act.

     General.  The foregoing summaries of the Credit Facility, Senior Preferred
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Stock and common stock purchase warrants do not purport to be complete and are subject to, and qualified in their entirety, by reference to the applicable agreements.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS:


     (a) Financial Statements of Business Acquired.

         It is impracticable for the Registrant to provide the required financial statements for the business acquired at the time this Current Report on Form 8-K is filed. Such financial statements will be filed as soon as practicable but not later than 60 days after the date this Current Report on Form 8-K is required to be filed.


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     (b) Pro Forma Financial Information.


         It is impracticable for the Registrant to provide the required pro forma financial information for the business acquired at the time this Current Report on Form 8-K is filed. Such pro forma financial information will be filed as soon as practicable but not later than 60 days after the date this Current Report on Form 8-K is required to be filed.



     (c)  Exhibits.



      EXHIBIT NUMBER                          DESCRIPTION
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         10.1                    Second Restated Loan Agreement Among
                                 the Company, Gothic Energy of Texas,
                                 Inc., Gothic Gas Corporation and Bank
                                 One, Texas, N.A.

         10.2                    Securities Purchase Agreement dated as
                                 of January 23, 1998

         10.3 Certificate of Designation of Preferences and Rights of Senior Redeemable Preferred Stock, Series A, as filed with the State of Oklahoma on January 23, 1998




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      EXHIBIT NUMBER                          DESCRIPTION
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         10.4                    Warrant Agreement between the Company and
                                 American Stock Transfer & Trust Company, dated as of January 23, 1998

         10.5                    Registration Rights Agreement dated as of
                                 January 23, 1998

         10.6 Common Stock Registration Rights Agreement dated as of January 23, 1998

         10.7 Warrant to Purchase Common Stock of the Company expiring November 24, 2002

         10.8 First Supplemental Indenture dated January 23, 1998 to Indenture dated September 9, 1997 between the Company and The Bank of New York, as Trustee

         10.9 Second Supplemental Indenture dated January 27, 1998 to Indenture dated September 9, 1997 between the Company and The Bank of New York, as Trustee


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                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     GOTHIC ENERGY CORPORATION



Dated:  February 6, 1998      By:  /s/  Michael K. Paulk
                                   ----------------------------------
                                          Michael K. Paulk, President

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